Item No. 77C (Matters submitted to a vote of security holders) - Attachment

Eaton Vance Dividend Builder Fund
Information relating to the special meeting of shareholders is described under "Management's
Discussion of Fund Performance - Management
Discussion" and "Special Meeting of Shareholders" in the semiannual report to shareholders dated December
31, 2009 and is incorporated herein by reference.